Exhibit 10.1

AMENDMENT No. 1 TO NONQUALIFIED STOCK OPTION AGREEMENT (this “Amendment”) made as of this 10th day of August 2010, by and between White Mountains Insurance Group, Ltd., a Bermuda corporation (the “Company”), and Raymond Barrette (the “Optionee”).

W I T N E S S E T H :

WHEREAS, the Company and the Optionee entered into a Nonqualified Stock Option Agreement on March 6, 2007 (the “Agreement”); and

WHEREAS, as described in the Company’s Proxy Statement dated March 29, 2010, the Company’s Compensation Committee (the “Committee”) has determined to amend the terms of the Option, including (i) extending the terms of the Option by three years, (ii) freezing the exercise price of the Option at $742, (iii) extinguishing 75,000 of the 200,000 shares subject to the Option and (iv) limiting the potential in-the-money value of the Option in excess of $100 million to 50% of the amount in excess of $100 million, and the Optionee has agreed to such amendments; and

WHEREAS, the amendments to the terms of the Option were subject to approval by the Company’s shareholders, which approval was obtained at the Company’s annual general meeting of members held on May 26, 2010.

NOW, THEREFORE, it is agreed between the parties as follows:

1.  Number of Shares subject to the Option.  The number of shares which the Option provides Optionee the right and option to purchase from the Company is reduced from 200,000 to 125,000.

2.  Exercise Price.  The “Applicable Exercise Price” under the Agreement is fixed at $742 (subject to adjustment pursuant to Section 7 of the Agreement).  For the avoidance of doubt, Schedule I is to have no further force or effect under the Agreement.

3.  Term.  The term of the Option is extended from seven years from the Grant Date to ten years from the Grant Date and shall expire immediately thereafter.

4.  Vesting of Right to Exercise Option.  As of the date hereof, the Option is vested with respect to 120,000 of the shares subject to the Option.  Subject to the original provisions of the Agreement, the Option shall vest with respect to the remaining 5,000 shares subject to the Option on January 20, 2011.

5.  Limitation on Realized In-the-Money Value.  When the aggregate realized in-the-money value (as defined below) of the Option equals $100 million (the “Threshold”), the number of remaining shares subject to the Option immediately and automatically shall be reduced by fifty (50%) percent (the “Share Reduction”).  If the Threshold would be exceeded by the full satisfaction any single Option exercise request, the exercise will be bifurcated as necessary to permit the application of the Share Reduction.

6.  Definitions.  Capitalized but otherwise undefined terms used in this Amendment have the meanings given to them in the Agreement, and:

(a)  “Fair Market Value” shall mean, with respect to a share as of any date, (i) the closing per-share sales price of the shares (A) as reported by the New York Stock Exchange for such date or (B) if the shares are listed on any other national stock exchange, as reported on the stock exchange composite tape for securities traded on such stock exchange for such date or, with respect to each of clauses (A) and (B), if there were no sales on such date, on the closest preceding date on which there were sales of shares or (ii) in the event there shall be no public market for the shares on such date, the fair market value of the Shares as determined in good faith by the Committee; provided, that (x) if Optionee shall disagree with the good faith determination of fair market value made by the Committee under this clause (ii), and if the disagreement cannot be resolved by negotiation between Optionee and the Committee, the parties hereto shall submit to binding arbitration on the matter of the fair market value of the Shares before an arbitrator mutually agreed by Optionee and the Committee, and (y) if Optionee and the Committee cannot agree on a single arbitrator, each party shall appoint one arbitrator experienced in complex financial matters and the two shall jointly select a third similarly experienced arbitrator, and the matter shall be heard by the three arbitrators; provided further, that the Company shall bear the arbitrators’ fees and expenses; and

(b)   “realized in-the-money value” of the Option means the sum of the differences, if positive, between the Fair Market Value of each share acquired pursuant to the Option as determined on the last trading day immediately preceding the date of exercise with respect to such share, and the Applicable Exercise Price paid therefore.

7.  Continuing Agreement.  Except as specifically modified by this Amendment, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

WHITE MOUNTAINS INSURANCE
GROUP, LTD.,

By

Name:
Title:

OPTIONEE,

By

Raymond Barrette